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November 9, 2001



Sonera Corporation
Teollisuuskatu 15
FIN-00510 Helsinki
Finland


Ladies and Gentlemen:

     We have acted as special counsel to Sonera Corporation, a company organized under the laws of the Republic of Finland ("Sonera"), in connection with the offer to holders of its shares of transferable share rights (the "Rights") to subscribe for new shares, with a counter book value of 0.43 per share (the "Shares"), and secondary share rights to purchase a portion of any Shares that are not subscribed for pursuant to the exercise by shareholders of their primary shareholder rights. Sonera is also offering holders of its American Depositary Shares, each representing the right to receive one share (the "ADSs"), transferable primary ADS rights to subscribe for new ADSs and secondary rights to purchase, in the form of ADSs, a portion of any Shares that are not subscribed for pursuant to the exercise by shareholders of their primary share rights, and the filing of a Registration Statement on Form F-3 (the "Registration Statement") and the related prospectus included therein with the Securities and Exchange Commission (the "Commission"), pursuant to the Securities Act of 1933, as amended (the "Securities Act"), on the date hereof.

     This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.

     In connection with our opinions herein, we have examined the Registration Statement, the Articles of Association of Sonera and such other documents (or copies thereof certified to our satisfaction) and questions of law as we have deemed necessary or appropriate for purposes of this opinion. In rendering such opinions, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original and the conformity to authentic original documents of documents submitted to us as certified, conformed or photostatic copies.


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     Based upon and subject to the foregoing, we are of the opinion that the
Rights and the Shares underlying those Rights have been duly authorized by all necessary corporate action and, when duly issued as contemplated by the Registration Statement, are validly issued, fully paid and non-assessable.

     The opinions expressed herein are limited to questions arising under the laws of the Republic of Finland. This opinion does not cover any questions arising under or relating to the laws of any other jurisdiction.

     We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the captions "Legal Matters" and "Enforcement of Judgments" in the prospectus forming part of the Registration Statement. In giving this consent, however, we do not admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                       Sincerely,



                                       WHITE & CASE LLP